EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 8, 2019—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the first quarter of 2019.

MGE Energy's earnings for the first quarter of 2019 were $24.0 million, or 69 cents per share, compared to $20.0 million, or 58 cents per share, for the same period in the prior year.

During the first quarter of 2019, gas net income increased due to an increase of over 9% in gas retail sales related to higher customer demand resulting from colder weather experienced in the first quarter of 2019 compared to the same period in the prior year and an increase in retail customers. Electric net income was positively impacted by the company's investment in the Saratoga wind farm. The new 66-megawatt wind farm is fully operational and delivering sustainable, carbon-free energy. The $112 million wind farm came online this February.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended March 31,	2019	2018
Operating revenue	$167,569	$157,632
Operating income	$30,512	$26,188
Net income	$24,007	$20,001
Earnings per share (basic and diluted)	$0.69	$0.58
Weighted average shares outstanding (basic and diluted)	34,668	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 153,000 customers in Dane County, Wis., and purchases and distributes natural gas to 161,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Steven Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com